CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
EAU Technologies, Inc.
1890 Cobb International Blvd, Suite A
Kennesaw, Georgia

We hereby consent to the inclusion in this Registration Statement of EAU Technologies, Inc. on Amendment No. 2 to Form SB-2 on Form S-1/A, of our report dated March 24, 2008, (which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern), for the years ended December 31, 2007 and 2006, and to all references to our firm included in this Registration Statement.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
April 10, 2008